UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 5, 2018

CODA OCTOPUS GROUP, INC.

(Name of Small Business Issuer in its Charter)

Delaware	001-38154	34-200-8348
(State or other jurisdiction of incorporation or organization	(Commission File Number)	(I.R.S. Employer Identification Number)

7380 Sand Lake Road, Suite #500

Orlando, FL 32819

(Address, Including Zip Code of Principal Executive Offices)

801-973-9136

(Issuer’s telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On February 5, 2018, Coda Octopus Group, Inc. (the “Company”) sold to Mary Losty, one of the Company’s directors, 75,000 shares of its common stock at a price of $4.61 per share. The purchase price per share reflects the market value of the Company’s common stock, which, for purposes of stock sales to directors, is defined by the Nasdaq Capital Market as the consolidated closing bid price of the Company’s stock as of February 2, 2018.

This transaction was part of the Company’s private placement that was completed last week and that was reported previously on a Current Report on form 8-K filed with the Securities and Exchange Commission on February 1, 2018.

The Company is required to file a re-sale registration statement prior to May 30, 2018 with respect to the shares issued. For a period of 36 months, the investor also has the right to purchase, based on the investor’s their pro-rata ownership of common stock, shares (or securities convertible into shares) offered in subsequent offerings, subject to certain limited exceptions.

All securities were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) thereunder as they were issued in reliance on the recipient’s representation that they were accredited (as such term is defined in Regulation D), without general solicitation and represented by certificates that were imprinted with a restrictive legend. In addition, the recipient was provided with sufficient access to Company information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 8, 2018

Coda Octopus Group, Inc.

By:	/s/ Annmarie Gayle
Chief Executive Officer